UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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ATLANTIC TELE-NETWORK, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Reg. 240.14a-101.

ATLANTIC TELE-NETWORK, INC.

9719 Estate Thomas

St. Thomas, U.S. Virgin Islands 00802-2623

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 18, 2005

April 14, 2005

To the Stockholders of

    ATLANTIC TELE-NETWORK, INC.:

You are cordially invited to attend the Annual Meeting of Stockholders of ATLANTIC TELE-NETWORK, INC., a Delaware corporation (the “Company”), which will be held at the offices of the American Stock Exchange, 86 Trinity Place, New York, New York, 10006 on Wednesday, May 18, at 10:00 A.M., for the following purposes:

1.	To elect four directors of the Company to hold office until the next annual meeting of stockholders and until their respective successors are elected and qualified;

2.	To approve the adoption of the Company’s 2005 Restricted Stock and Incentive Plan; and

3.	To transact any other business that may properly come before the meeting or any adjournment or postponement thereof.

Stockholders of record at the close of business on April 8, 2005 will be entitled to vote at the meeting. During the ten days prior to the meeting, a list of such stockholders will be available for inspection at the offices of The Bank of New York, 101 Barclay Street, New York, New York 10286.

Whether or not you expect to attend the meeting, please complete, date and sign the enclosed proxy card and mail it promptly in the enclosed postage prepaid envelope.

By Order of the Board of Directors,

Douglas J. Minster

Secretary

ATLANTIC TELE-NETWORK, INC.

9719 Estate Thomas

St. Thomas, U.S. Virgin Islands 00802-2623

PROXY STATEMENT

The enclosed proxy is solicited on behalf of the Board of Directors (the “Board”) for use at the Annual Meeting of Stockholders of ATLANTIC TELE-NETWORK, INC., a Delaware corporation (the “Company”), to be held on May 18, 2005 at 10:00 a.m. for the purposes set forth in the accompanying Notice of Annual Meeting, or at any adjournment thereof. It may be revoked, by written notice or by furnishing a proxy subsequent in time, at any time prior to its use. All shares represented at the meeting by properly executed proxies will be voted as specified and, unless otherwise specified, will be voted FOR the election of the nominees set forth herein under “Proposal 1—Election of Directors,” FOR approval of the 2005 Restricted Stock and Incentive Plan outlined under “Proposal 2—Approval of Our 2005 Restricted Stock and Incentive Plan” and in the discretion of the appointed proxies on any other matter that may properly come before the meeting.

Only stockholders of record at the close of business on April 8, 2005 will be entitled to vote at the meeting. On that date, 4,980,273 shares of common stock, par value $.01 per share (the “Common Stock”), were outstanding, each such share of stock having one vote.

The election of directors requires a plurality of the votes cast. Votes may be cast in favor or withheld, and votes that are withheld from any nominee will not be counted in such nominee’s favor. The Board of Directors recommends that Stockholders vote “FOR” the election of each of the nominees to the Board. Adoption of the 2005 Restricted Stock and Incentive Plan requires the affirmative vote of a majority of the shares represented at the meeting and entitled to vote thereon. The Board of Directors recommends that the Stockholders vote “FOR” the adoption of the 2005 Restricted Stock and Incentive Plan. Abstentions will be counted as present and entitled to vote for purposes of establishing a quorum, and will have the effect of a negative vote. Broker non-votes on these proposals will be treated as shares not voted and will have no effect on the vote. Inspectors of election appointed by the Company’s Board of Directors will tabulate votes.

This Proxy Statement, the attached Notice of Annual Meeting and the enclosed proxy card are first being mailed to stockholders of the Company on or about April 14, 2005.

The Company will bear the cost of this solicitation of proxies. Proxies may be solicited by mail, personal interview, telephone and telegraph by directors, officers and employees of the Company and its subsidiaries without receiving additional compensation. Upon request, the Company will also reimburse brokers and others holding stock in their names, or in the names of nominees, for forwarding proxy materials to their principals.

Principal Stockholders

The following table lists the beneficial ownership of each person or group who, as of March 31, 2005, owned, to the Company’s knowledge, more than five percent of the Company’s Common Stock:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Outstanding Common Stock
Cornelius B. Prior, Jr.	2,895,909	(1)	58.15%
P.O. Box 12030 St. Thomas, U.S. Virgin Islands 00801-5030

FMR Corp.	493,220	(2)	9.90%
82 Devonshire Street Boston, MA 02019

(1)	Includes 200 shares owned by Gertrude Prior, Mr. Prior’s wife, 15,000 shares in the Katherine D. Prior Revocable Trust, and 484,500 shares in a 2004 Grantor Retained Annuity Trust (“GRAT”) for his children. Mr. Prior disclaims beneficial ownership of the shares owned by his wife and in the Katherine D. Prior Revocable Trust.
(2)	Based on information contained in a Schedule 13G Statement filed with the Securities and Exchange Commission on February 17, 2004.

PROPOSAL 1—ELECTION OF DIRECTORS

Four directors are to be elected at the meeting to hold office until the next annual meeting of stockholders and until their respective successors are elected and qualified. It is the intention of the persons named in the accompanying proxy to vote FOR the election of the nominees listed below. It is not expected that any of the nominees will become unavailable for election as a director, but, if any nominee should become unavailable prior to the meeting, proxies will be voted for such persons as the Company’s Board of Directors shall recommend.

The Board of Directors has unanimously approved all of the nominees whose names, and certain information supplied by them to the Company, are as follows:

Ernst A. Burri

Cornelius B. Prior, Jr.

Charles J. Roesslein

Henry U. Wheatley

All of the nominees are incumbent directors and Mr. Prior is an executive officer of the Company.

Ernst A. Burri, 61, retired as president of CODETEL, the leading telecommunications carrier in the Dominican Republic and a subsidiary of GTE Corporation (now Verizon Communications, Inc.), on December 31, 1997. Mr. Burri served in GTE Corporation for 25 years in many domestic and international assignments and was president of CODETEL since January 1991. He is currently an independent consultant in the areas of leadership, business planning and organization development and is actively engaged in education and training, with special focus on telecommunications, energy, environment and health. Mr. Burri has been a director of the Company since May 18, 1998 and is the Chairman of the Board’s Compensation Committee and a member of the Audit Committee.

Cornelius B. Prior, Jr., 71, became Co-Chief Executive Officer, President, and a director of the Company upon its founding in 1987 and since December 30, 1997 has been Chief Executive Officer and Chairman of the Board. From 1980 until June 1987, Mr. Prior was a managing director and stockholder of Kidder, Peabody & Co. Incorporated, where he directed the Telecommunications Finance Group. Mr. Prior was a Fulbright Scholar

following graduation from Holy Cross College and the Harvard Law School. He is also currently the Chairman of the Caribbean Association of National Telephone Organizations (CANTO) and a member of the Executive Committee and Treasurer of Caribbean and Central American Action (CCAA). Mr. Prior is the father of Michael T. Prior, the Chief Financial Officer and Treasurer of the Company.

Charles J. Roesslein, 56, retired as an officer of SBC Communications, Inc. in December 2000. During his last ten years with SBC, Mr. Roesslein held a wide variety of network, public affairs, strategic planning, corporate development, and finance assignments for SBC and its subsidiary companies, including vice president-chief financial officer and treasurer of Southwestern Bell Telephone Company and president and chief executive officer of companies responsible for the operation of SBC’s cable television businesses and internet service provider business. Mr. Roesslein is a member of the Engineering Foundation Advisory Council of the University of Texas at Austin’s College of Engineering and is also a member of the College of Engineering’s Dean’s Engineering Advisory Council of the University of Missouri. He was, during 1998-99, a member of Texas Governor George W. Bush’s Science & Technology Council, and he serves on the board of directors of National Instruments Corporation, a manufacturer of automated test and manufacturing equipment and Quovadx, a medical software company. Mr. Roesslein was elected to the Board of Directors on April 8, 2002, and is the Chairman of the Board’s Audit Committee and a member of the Compensation Committee.

Henry U. Wheatley, 73, has been the President of Wheatley Realty Corporation since 1973 where he manages the development of shopping centers. Mr. Wheatley is also Chairman of the Board of Coral World (Virgin Islands), Inc., and has been vice president and trustee of Islands Resources Foundation since 1972. Mr. Wheatley has been a director of the Company since December 30, 1997. He was a director of the Virgin Islands Telephone Corporation from 1994 to December 30, 1997 and is a member of the Board’s Audit and Compensation Committees.

Meetings and Committees of the Board of Directors

During 2004, there were five meetings of the Board of Directors. No director serving on the Board of Directors in 2004 attended fewer than 75% of such meetings of the Board of Directors and the Committee(s) on which he serves. Although the Company does not have a policy requiring its directors to attend the Annual Meeting of Stockholders, all of the then-current directors attended last year’s Annual Meeting of Stockholders held on May 21, 2004.

Until late 2003, the Board had a combined Audit and Compensation Committee. In 2003, the Board created separate Audit and Compensation Committees whose functions are described below. The Audit and Compensation Committees are both comprised of three members, each of whom is independent as defined in the listing standards of the American Stock Exchange. The current members of each committee are Messrs. Burri, Roesslein and Wheatley. The charters of the Audit and Compensation Committees, as amended and restated and adopted by the Board of Directors by unanimous written consent on December 1, 2003, can be found in Appendices A and B to the proxy statement for the 2004 Annual Meeting of Stockholders.

The Board does not have a standing nominating committee or any other committee performing similar functions or a charter governing the nomination process. In deciding not to form a nominating committee at this time, the Board considered the following facts: (1) the Chairman of the Board holds and typically votes more than a majority of the outstanding shares of Common Stock of the Company and therefore he has the ability to ensure that his choice of director be elected, (2) three of the four directors of the Company are independent, as defined in the listing standards of AMEX, and (3) the independent directors are each members of the audit and compensation committees and, other than the Chairman, there are no other directors of the Company. Given those facts, the Board felt that there was no significant benefit to the Company or any of the stockholders from the creation of a nominating committee at this time. Each of the independent directors participates in consideration of director nominees and the board nominees listed above were selected by unanimous approval of the directors, including all independent directors.

It is the Board’s policy, when developing the slate of directors, to consider stockholder recommendations for candidates for the Board. The name of any recommended candidate for director, together with a brief biographical sketch and a document indicating the candidate’s qualifications and willingness to serve, if elected, should be sent to the attention of the Secretary of the Company. Candidates for director should possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of stockholders of the Company. There are no differences in the manner in which the Board of Directors evaluates nominees for director based on whether the nominee is recommended by a stockholder.

The Audit Committee met nine times either by conference call or in person during 2004. The functions of the Audit Committee include:

•	Appointing, compensating, evaluating and overseeing the Company’s independent auditors;

•	Reviewing with the Company’s independent auditors the plan and scope of the audit, its status during the year and any recommendations the independent auditors may have for improving or changing the audit and control environment;

•	Pre-approving any non-audit services the independent auditors perform in accordance with specific procedures adopted by the Committee during 2004;

•	Discussing with management and the independent auditors and the Company’s internal auditors the adequacy of internal accounting controls and, if deemed necessary or appropriate, discussing with each of them, independently of the other, any recommendations on matters that any of them considers to be of importance;

•	Reviewing the Company’s accounting principles, policies and practices and financial reporting policies and practices;

•	Reviewing, prior to publication or filing, the Company’s annual audited financial statements, quarterly earnings releases and the disclosures that are to be included in the Company’s reports on Form 10-Q and Form 10-K, as well as such other information as the Committee deems desirable; and

•	Undertaking other duties as assigned by the Board of Directors.

The Board has approved an amended charter for the Audit Committee that complies with the corporate governance rules of the American Stock Exchange (“AMEX”). The Audit Committee charter was included as an appendix to the Company’s proxy statement for the 2004 Annual Meeting of Stockholders.

Under current AMEX rules, members of the Audit Committee must be financially literate—able to read and understand fundamental financial statements. The Board of Directors, exercising its business judgment, has determined that each member of the Audit Committee is so financially literate. The Company is required to disclose whether the Board’s Audit Committee includes an “audit committee financial expert” as defined in the applicable regulations of the SEC. In the exercise of its business judgment, the Board has determined that Mr. Charles Roesslein, who is re-nominated as a director and who currently is the Chairman of the Audit Committee, qualifies as an “audit committee financial expert.” The AMEX rules also require members of the Audit Committee to be independent, which the rules define as having no material relationship with the Company, either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company. The Board of Directors, in the exercise of its business judgment and consistent with AMEX rules, has determined that the members of the Company’s Audit Committee—Messrs. Burri, Roesslein, and Wheatley—meet the AMEX’s standard for independence. In making these determinations, the Board considered the fact that none of these directors had (i) any relationships with the Company of the types set forth in the AMEX’s corporate governance rules nor (ii) any other relationships that in the Board’s judgment would interfere with the director’s independence.

The Audit Committee has adopted specific procedures for pre-approval of audit and non-audit services. These procedures are set forth in the Audit Committee charter and include reviewing with management and the independent auditors the proposed scope of services to be provided, the proposed fees associated with such services and formally approving the engagement letter covering the services.

The Compensation Committee met three times during 2004. The functions of the Compensation Committee include:

•	Determining, after consultation with the Board: (1) the compensation of the chief executive officer and (2) upon the recommendation of the chief executive officer, the compensation of the Company’s other executive officers;

•	Developing, administering and taking all action required or permitted to be taken by the Board under any Company stock-based incentive plans (including the approval of management recommendations for grants of options or restricted shares under any such plans and determination of the appropriate grants for the Company’s chief executive officer);

•	Reviewing the compensation of members of the Board for service both on the full Board and any committees thereof, and recommending to the Board any changes to compensation of Board members;

•	Reviewing and making recommendations to the Board regarding the level, coverage, and competitiveness (based on industry data) of the Company’s compensation (including salary and bonus), incentives (both current and long-term), benefits (including profit sharing, group health coverage, disability coverage and life insurance benefits, and use of Company stock in option, bonus, or appreciation arrangements), and other perquisites; and

•	Undertaking such other functions as are assigned to the Committee by the Board.

Executive officers of the Company, as well as all other management personnel, receive annual compensation that may consist of (1) base salary, (2) variable pay under the bonus plan, and (3) incentive stock options granted under the 1998 Stock Option Plan. Executive officers of the Company also will be eligible for incentive compensation in the form of grant of restricted stock under the plan proposed below. The base salary and amount paid under the bonus plan is based upon the officer’s base salary, the achievement of certain pre-established performance criteria each year, the recommendations of the officer’s direct supervisor and the Compensation Committee and the discretion of the chief executive officer (or solely the Compensation Committee in the case of the chief executive officer’s compensation).

Security Ownership of Directors and Management

The following table shows the beneficial ownership, to the best of the Company’s knowledge, of the Company’s Common Stock by (i) each director of the Company, (ii) each executive officer identified in the Summary Compensation Table set forth below, and (iii) all the directors and executive officers of the Company as a group as of March 31, 2005:

Name	Amount and Nature of Beneficial Ownership	Notes	Percent of Outstanding Common Stock
Christopher N. Burns	—		—
Ernst A. Burri	8,743	(1)	*
Joseph L. DiMaio	—		—
Lawrence Fuccella	—		—
Steven J. Parrish	—		—
Cornelius B. Prior, Jr.	2,895,909	(2)	58.15%
Michael T. Prior	17,190	(3)	*
Charles J. Roesslein	1,171	(4)	*
Henry U. Wheatley	9,086	(5)	*
All Directors and Executive Officers of the Company as a Group (9 persons)	2,932,099		58.9%

*	= less than 1%
(1)	Includes 3,543 shares held by Mr. Burri and 5,200 shares held in the Company’s Directors’ Remuneration Plan. Under the Plan (see also “Compensation of Directors”) the director has a vested interest in the shares and a right to receive the dividends thereunder but may not vote or dispose of the shares until the Payment Commencement Date (as defined under the Plan).
(2)	Includes 200 shares owned by Gertrude Prior, Mr. Prior’s wife, 15,000 shares in the Katherine D. Prior Revocable Trust, and 484,500 shares in a 2004 GRAT for his children. Mr. Prior disclaims beneficial ownership of the shares owned by his wife and in the Katherine D. Prior Revocable Trust.
(3)	Includes 10,290 shares held by Mr. Prior’s children as to which Mr. Prior disclaims beneficial ownership.
(4)	Represents 1,171 shares held in the Company’s Directors’ Remuneration Plan.
(5)	Includes 3,635 shares held in the Company’s Directors’ Remuneration Plan and 5,451 shares held in the Henry U. Wheatley Revocable Trust as to the latter of which Mr. Wheatley disclaims beneficial ownership.

EXECUTIVE COMPENSATION

The following Summary Compensation Table sets forth the compensation earned by the following executive officers of the Company for the last three fiscal years: (i) the Chief Executive Officer of the Company, (ii) each of the Company’s four most highly paid executive officers (other than the CEO) who was an executive officer of the Company at December 31, 2004, and whose total annual salary and bonus earned during 2004 exceeded $100,000, and (iii) one former executive officer who would be considered highly compensated under the foregoing description except for the fact that such officer was not serving in an executive capacity at the end of the last fiscal year.

SUMMARY COMPENSATION TABLE

	Annual Compensation					Long Term Compensation Awards	All Other Compensation (2)
Name and Principal Position	Year	Salary		Bonus (1)		Securities Underlying Options
Cornelius B. Prior, Jr.	2004		$350,000		—	—		$24,600
Chairman of the Board	2003		$350,000		—	—		$24,000
and Chief Executive Officer	2002		$350,000		—	—		$24,000

Christopher N. Burns (3)	2004		$125,000		$15,000	—		$8,123
Chief Accounting Officer	2003		$21,635		—	—		—

Joseph L. DiMaio (4)	2004		$153,724		—	—		—
Former Executive Vice-President	2003		$233,269		$250,000	—		—

Lawrence M. Fuccella	2004		$130,000		—	—		$16,200
Vice-President, Carrier Relations	2003 2002	$ $	130,000 130,000	$	— 9,750	— —	$ $	9,750 20,423

Steven J. Parrish (5)	2004		$155,000		$20,000	—		$10,015
Vice-President, Operations	2003		$8,365		—	—		—

Michael T. Prior (6)	2004		$195,000		$25,000	—		$24,245
Chief Financial Officer and Treasurer	2003		$90,865		—	—		—

(1)	Bonus compensation is reported in this table in the fiscal year in which it is earned regardless of the fiscal year in which it is paid.
(2)	Consists of Company contributions under a qualified SEP IRA (see “Benefit Plans”) through 2002 and the Atlantic Tele-Network Employee Savings Trust in 2003 and 2004.
(3)	Mr. Burns joined the Company in October 2003.
(4)	Mr. DiMaio joined the Company in January 2003 and left the employ of the Company in July 2004.
(5)	Mr. Parrish joined the Company in November 2003.
(6)	Mr. M. Prior joined the Company in June 2003.

Option Grants in Last Fiscal Year

There were no options granted during 2004.

Options Exercised in Last Fiscal Year and Fiscal Year-End Option Values

There were no options exercised by the named executive officers during 2004 and there were no outstanding options at December 31, 2004.

Equity Compensation Plan Information

The following table contains information regarding the Company’s Equity Compensation Plans as of December 31, 2004:

	(a)	(b)	(c)
Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Warrants, Options and Rights	Weighted Average Exercise Price of Outstanding Warrants, Options and Rights (3)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column(a))
Equity compensation plans approved by security holders (1)	—	—	154,583
Equity compensation plans not approved by security holders (2)	10,006	$17.99	59,317

Total	10,006	$17.99	213,900

(1)	The approved plan is the 1998 Stock Option Plan.
(2)	The plan not approved by the stockholders is the Director’s Remuneration Plan adopted by the Board in 1999, which permits Directors, who are not officers or employees, to defer either 50% or 100% of their annual retainer in the form of common stock of the Company.
(3)	As discussed below, the value of stock issued on a deferred basis under the Director’s Remuneration Plan in any year is based on the market price for the Company’s common stock shortly before the election of the director to receive a portion of his annual retainer in stock units. Since the director can elect to delay delivery of the underlying shares for some period of time, the weighted average exercise price is affected by the fact that some stock units were issued in previous years.

Compensation of Directors

Directors who are not officers or employees of the Company (each an “Eligible Director”) are paid an annual retainer of $40,000 plus $3,000 for each meeting of the Board of Directors they attend, $1,500 for each telephonic Board meeting in which they participate, and $1,500 for each Principal meeting of the Audit Committee. In addition to the retainers and meeting fees, the Chairman of the Audit Committee receives an additional annual payment of $5,000 and the Chairman of the Compensation Committee receives an additional annual payment of $2,500.

All Eligible Directors have the option under the Directors’ Remuneration Plan (“Directors’ Plan”), adopted by the board of directors in 1999, of electing to receive either 50% or 100% of their annual retainer in the form of Company common stock on a deferred basis. For purposes of these elections, such stock is valued at the mean between the high and low reported sales prices of such stock in the last trading day in the month preceding the date of the election. Directors’ annual retainers relate to their terms of office that run from one annual stockholders’ meeting to the next. Recent changes in the U.S. federal tax laws may require the Board of Directors to amend the Directors’ Plan. Furthermore, since the general guidance from the Internal Revenue Service on the relevant changes is not yet available, the Board of Directors expects to amend the Directors’ Plan to prohibit the Eligible Directors from electing to receive a portion of their retainer for 2005-2006 in common stock that is delivered on a deferred basis. The following table shows for each of the last three calendar years the aggregate amounts of annual retainer which participating directors have elected to take in stock units under the Directors’ Plan and the number of stock units allocated to them under the Plan:

Term of Office	Annual Retainer Paid in Stock Units	Number of Stock Units
2002-2003	$80,000	6,264
2003-2004	$80,000	4,685
2004-2005	$60,000	1,938

In addition, future Eligible Directors will be given a one time grant of 1,000 shares of Company Common Stock upon their initial election or appointment to the Board which will vest (i) two years after such grant based on continuous service on the Board, (ii) upon termination of service on the Board by reason of death or permanent disability or (iii) upon a change of control, as defined under the Directors’ Plan.

In 2003, the Company entered into indemnification agreements with its directors that include procedures for reimbursement by the Company of liabilities and expenses which may be incurred in connection with service as a director. The Company also expects to enter into indemnification agreements with individuals who become directors in the future.

Compensation Committee Interlocks and Insider Participation

The members of the Board of Director’s Compensation Committee in 2004 were Charles Roesslein, Ernst Burri and Henry Wheatley. During or prior to the Company’s fiscal year ended December 31, 2004, none of these members was an officer or employee of the Company or its subsidiaries or, to the Company’s knowledge, had relationships requiring disclosure under the SEC Rules. In making these statements, the Company has relied upon representations of its directors.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

The Compensation Committee (the “Committee”) establishes and administers the compensation and benefits of the Company’s chief executive officer and, in consultation with the chief executive officer, oversees the compensation and benefits of the executive officers and key employees of the Company. The Committee must authorize individual compensation actions for the chief executive officer and also reviews recommended compensation actions for all executive officers and certain key employees, including the executives in the Summary Compensation Table on page 7. In addition, the Committee reviews from time to time the Company’s compensation structure, long-range plans for executive compensation and approves the quantitative and qualitative goals recommended by the chief executive officer for performance or bonus compensation of other officers.

The Committee’s charter provides greater detail on its responsibilities and is reviewed annually. The Committee’s membership is determined by the Board of Directors and is composed entirely of independent directors. The Committee meets at scheduled times during the year, including from time to time in executive session. Following each Committee meeting, the Chair of the Committee reports to the full Board of Directors.

Executive compensation policy

In consulting with the chief executive officer on compensation of officers, the Committee seeks to provide an appropriate level of base salary to the Company’s executive officers and to supplement the executives’ base salaries with two types of benefits:

•	Cash- and stock-based compensation programs that reward the Company’s executives for achieving operational targets and increasing stockholder value; and

•	Benefit programs comparable to those offered to executive officers at companies with whom ATN competes for executive talent.

Base salary

The Committee consulted with the chief executive officer about the salaries of other executive officers and certain key employees of the Company in light of the Committee members’ own business experience, and the chief executive officer’s recommendation as to compensation for each of the officers. The Committee based its advice regarding the compensation of such officers on a number of qualitative and quantitative factors including the Company’s performance during the last fiscal year and rates of compensation for similar public and private companies. After discussion and review, the Committee agreed with the chief executive officer’s proposed recommendation to the Board of Directors on the proposed increases in the annual salaries of certain executive officers in 2005. In reviewing this determination, the Committee considered: (i) overall financial, strategic and operational company performance; (ii) individual performance; (iii) market data for peer companies; and, (iv) certain additional factors within the Committee’s discretion. These factors were not independently assigned specific weights.

Bonus plan

A key portion of an executive officer’s variable pay at ATN is the Company’s Bonus Plan. The Bonus Plan rewards executive officers by awarding as a cash bonus a percentage of the executive’s base salary. The bonus is variable and is based upon the Company’s operating earnings for the year and individual performance compared against specific goals, among other things. After review and discussion with the chief executive officer, the Committee approved his recommendations to the Board of Directors on the payment of bonuses to the executive officers for 2004 performance.

Stock Option Plan

The 1998 Stock Option Plan permits the Company to award stock-based incentives to its employees. The Company’s executive officers and other key employees have occasionally received grants of options under the plan in previous years. There were no stock option awards during 2004 and there are no outstanding options at December 31, 2004.

2005 Restricted Stock and Incentive Plan

During 2004, the Committee determined that it was in the Company’s best interest to expand the menu of long-term performance incentives available to its officers and key employees. After consultation with the chief executive officer and the Board of Directors, the Compensation Committee recommended to the full Board of Directors that the 2005 Atlantic Tele-Network Restricted Stock and Incentive Plan (the “2005 Plan”) be adopted and recommended to stockholders for approval at its upcoming Annual Meeting. The Committee and the Board of Directors believe that the 2005 Plan will enable the Company to motivate and reward superior performance on the part of its officers and key employees and thereby attract and retain individuals of superior ability. The 2005 Plan provides for the issuance of up to 250,000 shares of the Company’s common stock, representing approximately 5% of the Company’s outstanding common stock. The 2005 Plan is incremental to the Company’s existing 1998 Stock Option Plan (the “Option Plan”). The Board of Directors believes that the ability of the Compensation Committee to grant options under the Option Plan or restricted shares under the 2005 Plan provides flexibility in compensation management. At this time, the Board of Directors and the Compensation Committee believe that restricted stock grants are preferable to the grant of options, taking into account anticipated changes in accounting rules. More importantly, while both restricted stock grants and options provide incentives for long-term growth, the Board of Directors and the Compensation Committee believe that adding restricted stock grants to the compensation mix at this time will better align the interests of the grant recipients with the interests of stockholders resulting from grant recipients bearing the risks of current ownership and access to cash dividends. The 2005 Plan provides the flexibility to provide for the grants of restricted stock, subject to vesting, the grant of the right to purchase restricted stock and the grant of performance shares, where the actual number of shares granted depends on future performance. However, at the present time, the Compensation Committee and the Board of Directors intend to apply the 2005 Plan to grant shares of restricted stock, subject to certain vesting requirements to be determined by the Compensation Committee.

Compensation of Chief Executive Officer

The Committee’s general approach to the chief executive officer’s compensation is designed to make sure that the Company is compensating him at a level necessary to retain his services and encourage top performance, but without exceeding the level of compensation of comparably qualified individuals at similarly situated companies. However, since the Committee’s inception, the Company’s current chief executive officer, Mr. Cornelius Prior, who owns more than a majority of the Company’s equity, has requested that the Committee refrain from increasing his salary or authorizing the payment of any bonuses or the issuance of any equity compensation. The Committee understands and appreciates this request, and is confident that Mr. Prior’s stockholdings provide him with a strong incentive to increase the profits of the Company over both the short and long term.

Policy with Respect to the $1 Million Deduction Limit

The Company is able to take deductions in excess of $1 million for certain performance-based incentives, including pursuant to certain incentive plans approved by the Company’s stockholders, paid to the executive officers identified in Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). The Code does not permit corporations to take deductions for salary and non-performance based compensation in excess of $1 million for a single executive. While the Company makes every effort to insure that the compensation it pays is eligible to be deducted in computing net income, where compliance with the terms of Section 162(m) conflicts with the Company’s compensation philosophy, or with what the Committee believes is in the best interests of the Company and its stockholders, the Committee might conclude that payment of non-deductible compensation is appropriate under the circumstances.

Compensation Committee

Ernst A. Burri, Chairman

Charles J. Roesslein

Henry U. Wheatley

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) requires the Company’s directors and officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the Securities and Exchange Commission (the “SEC”) initial reports of ownership and reports of changes in ownership of the Company’s Common Stock. Directors, officers and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, during the Company’s fiscal year ended December 31, 2004, all Section 16(a) filing requirements applicable to its directors, officers and ten-percent stockholders have been satisfied except as follows: Forms 4 for each of Ernst A. Burri and Henry A. Wheatley, each a director of the Company, reporting the acquisition of 646, and 1,292 stock units, respectively, of the Company under the Company’s Directors’ Plan, which were due to be filed by May 25, 2004, were filed late on May 26, 2004. A Form 4 for Charles J. Roesslein, a director of the Company, reporting the conversion of 2,566 stock units of the Company received under the Company’s Directors’ Plan, which was due to be filed by May 25, 2004, was filed late on June 1, 2004. A Form 5 for Cornelius B. Prior, Jr., Chief Executive Officer and Chairman of the Company, reporting a gift of 10,000 shares of common stock and reporting his stock ownership as of December 31, 2004, which was due to be filed on February 14, 2005, was filed late on March 2, 2005. A Form 5 for Michael T. Prior, reporting the acquisition of 645 shares of common stock by gift and reporting his stock ownership as of December 31, 2004, which was due to be filed on February 14, 2005, was filed late on March 2, 2005.

In making these statements, the Company has relied upon written representations of its directors, officers and ten-percent stockholders and copies of reports they have filed with the SEC.

Benefit Plans

From 1998 to 2002, the Company provided a Simplified Employee Pension Plan, commonly know as SEP-IRA, for its employees. The plan provided for contribution percentages of 0% to 15% of compensation, up to a maximum contribution of $24,000 per participant. This plan was discontinued in 2002 and was replaced in 2003 by the Atlantic Tele-Network, Inc. Employee Savings Trust, a 401(k) retirement savings plan. Under the plan, employees with more than six months of continuous service may enroll in the plan and elect to defer a portion of their earnings (up to $14,000 in 2004 including a $2,000 catch up allowance for employees who are at least 50 years of age) into their plan account. Presently the Company makes a contribution to each participant’s account of a percentage of the participating employee’s salary. This contribution is made regardless of whether an employee elects to defer a percentage of his compensation. It is in the Company’s sole discretion whether to modify the Company contribution or terminate the plan.

Until December 30, 1997, Company employees were covered by the Atlantic Tele-Network, Inc. Defined Benefit Plan for Salaried Employees; however, as of the consummation on that date of the spin-off of Emerging Communications, Inc. (“ECI”) with the U.S. Virgin Islands operation of the Company and its subsidiaries, all obligations for that plan were assumed by ECI. Pursuant to Mr. Prior’s employment contract with a subsidiary of the Company, he was entitled upon retirement from that subsidiary to a supplemental pension benefit over and above the benefits provided under a defined benefit plan maintained by that subsidiary. Mr. Prior retired from the employ of that subsidiary and requested and received a lump sum settlement of his pension but was denied supplemental benefits. Mr. Prior brought suit against that subsidiary for payment in a lump sum of his supplemental pension benefits that have been calculated to be approximately $775,000 as of October 1, 1998. The ECI subsidiary denied responsibility for payment of Mr. Prior’s supplemental pension and, among other things, asserted that in the split-up of the Company in December 1997, the obligation for Mr. Prior’s supplemental pension became an obligation of the Company. In March 2005, the court found in favor of ECI and concluded that the pension liability rests with the Company. Mr. Prior has filed notice of appeal. Mr. Prior previously notified the Board of Directors of the Company that he does not intend to seek compensation for the supplemental pension benefits from the Company.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

At their meeting on March 10, 2005, members of the Audit Committee unanimously approved the following report to stockholders:

As members of the Audit Committee of the Board of Directors of Atlantic Tele-Network, Inc., we have reviewed and discussed with management the Company’s audited financial statements as of and for the year ended December 31, 2004.

We have discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants.

We have received and reviewed the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and have discussed with the auditors the auditors’ independence.

Based on the reviews and discussions referred to above, we have recommended to the Board of Directors that the financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004.

We have also considered whether the provision of services by PricewaterhouseCoopers LLP not related to the audit of the financial statements referred to above and to the reviews of the interim financial statements included in the Company’s Forms 10-Q for the quarters ended March 31, 2004, June 30, 2004, and September 30, 2004, is compatible with maintaining the independence of PricewaterhouseCoopers LLP.

We have reviewed and discussed with Company management the performance of Deloitte Tax LLP, which provided the Company with tax advice and assisted in the preparation of the Company’s tax returns and other filings with tax authorities. We also reviewed the terms of their engagement by the Company.

Charles J. Roesslein, Chairman

Ernst A. Burri

Henry U. Wheatley

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In March 2000 the Company bought from the Chairman of the Board and Chief Executive Officer of the Company (the “Chairman”) certain licenses and a company called Antilles Wireless Cable T.V. (“Antilles Wireless”). The Company was represented by its outside directors, who hired independent counsel and Corporate Valuation Advisory, Inc. to advise them. One of the provisions of the sale contract was that the Chairman would reimburse the Company up to $1.5 million if certain licensed business activities of Antilles Wireless did not generate gross profits of $6 million cumulatively in calendar years 2000, 2001 and 2002. At the end of 2002 the Chairman would have owed the Company approximately $1.2 million pursuant to this provision. The contract also provided that the Chairman pledge the 242,424 shares of the Company which constituted part of the consideration paid by the Company for Antilles Wireless as security for his obligations under the contract.

The independent directors of the Company, after consulting independent counsel and corporate counsel, by a majority vote decided to extend the time period for measuring the cumulative gross profits of the specified businesses through 2004, to increase the target profit to $6.5 million and to extend the period of the aforementioned pledge. The primary reason for this amendment was the view of the majority of the independent directors that the intention of establishing a period for reimbursement was to confirm the fair value of Antilles

Wireless and that unforeseen circumstances made the 2000 to 2002 period an unfair measuring period. The unforeseen circumstances included siting problems, technical problems on the conversion to digital technology, and additional business acquisitions approved by the Board of Directors which were combined with Antilles Wireless and impeded development of the licensed activities. The amendment also continued the provision which allows the Chairman to earn an additional payment if gross profits during the five year period exceed a specified amount, which amount was increased from $12 million to $13 million.

In accordance with the purchase agreement, as amended, the Chairman of the Board was required, effective December 31, 2004, to return approximately $865,000, including accrued interest, to the Company as the financial performance of Antilles Wireless fell below the levels specified in the agreement. Payment was made in March 2005 in the form of shares of the Company’s Common Stock, as approved by the Company’s independent directors. The Company recorded the repayment as an equity contribution as of December 31, 2004.

PROPOSAL 2—APPROVAL OF OUR

2005 RESTRICTED STOCK AND INCENTIVE PLAN

On March 11, 2005, the Board of Directors, on recommendation of the Compensation Committee (the “Compensation Committee”), adopted the 2005 Atlantic Tele-Network Restricted Stock and Incentive Plan (the “2005 Plan”), subject to stockholder approval at the Annual Meeting. If approved by the stockholders, the 2005 Plan will become effective immediately following the Annual Meeting.

The Board believes that the 2005 Plan will enable the Company to motivate and reward superior performance on the part of its officers and key employees and thereby retain and attract individuals of superior ability. The 2005 Plan provides for the issuance of up to 250,000 shares of the Company’s common stock, representing approximately 5% of the Company’s outstanding common stock. The 2005 Plan is incremental to the Company’s existing 1998 Stock Option Plan (the “Option Plan”). The Board believes that the ability of the Compensation Committee to grant options under the Option Plan, or restricted shares under the 2005 Plan, provides flexibility in compensation management. At this time, the Board and the Compensation Committee believe that restricted stock grants are preferable to the grant of options taking into account anticipated changes in accounting rules. More importantly, while both restricted stock grants and options provide incentives for long-term growth, the Board and the Compensation Committee believes that adding restricted stock grants to the compensation mix at this time will better align the interests of the grant recipients with stockholders resulting from bearing the risks of current ownership and access to cash dividends.

Provisions have been included in the 2005 Plan to meet the requirements for deductibility of executive compensation for purposes of Section 162(m) of the Internal Revenue Code (“Section 162(m)”) with respect to certain grants permitted under the 2005 Plan as performance-based compensation, though not all grants will so qualify. The 2005 Plan provides the flexibility to provide for the grant of restricted stock, subject to vesting, the grant of the right to purchase restricted stock and the grant of performance shares, where the actual number of shares granted depends on future performance. At the present time, however, the Compensation Committee and the Board intend to apply the 2005 Plan to grant shares of restricted stock subject to certain vesting requirements to be determined by the Compensation Committee.

The following is a brief description of the principal provisions of the 2005 Plan. The full text of the 2005 Plan is attached as Appendix A to this Proxy Statement and the following description is qualified in its entirety by reference to Appendix A.

Purpose of the 2005 Plan

The purpose of the 2005 Plan is to secure for the Company the benefits arising from capital stock ownership by those employees and officers of the Company responsible for the Company’s future growth and continued success.

Administration of the 2005 Plan

The 2005 Plan provides that the selection of participants in the 2005 Plan, and the terms and conditions of each award, will be determined by the Board of Directors, the Compensation Committee or such other committee appointed by the Board of Directors, which will consist of at least two members of the Board of Directors. Each member of any such committee will be a “non-employee director” within the meaning of Rule 16b-3 of the Securities and Exchange Act of 1934 and an “outside director” within the meaning of Section 162(m). In adopting the 2005 Plan and submitting it to the stockholders for approval, the Board of Directors delegated its powers under the 2005 Plan to the Company’s Compensation Committee (the “Committee”), which satisfies those requirements. The Committee will have full power, discretion and authority to interpret, construe and administer the 2005 Plan, and all decisions, determinations or actions of the Committee pursuant to the 2005 Plan will be final and binding on all persons for all purposes. Stock issued pursuant to the Plan may be subject to such restrictions on transfer, vesting, repurchase rights or other restrictions as may be determined by the Board of Directors, which may also establish circumstances under which such conditions may be waived, including acceleration of vesting in the event of a change in control or in other circumstances as reflected in a particular Stock Restriction Agreement. The Board or the Committee may delegate its powers as it deems appropriate, but may not delegate responsibility to make awards to executive officers, make awards intended to qualify as performance-based compensation for purposes of Section 162(m) or certify the satisfaction of performance objectives for purposes of Section 162(m). Section 162(m) limits the deductibility to the employer of certain compensation to executive officers unless the compensation is deemed to be “performance-based.”

Eligibility

All officers and employees of the Company and any parent or subsidiaries of the Company are eligible to receive awards under the 2005 Plan. At the present time, there is a total pool of approximately 700 persons who would technically be eligible to receive awards under the 2005 Plan. At this time, however, the Committee does not anticipate making awards to employees of subsidiaries except, in some cases, for high-level management of subsidiaries. Non-employee directors are not eligible to receive awards under the 2005 Plan.

Types of Awards that May Be Made Under the 2005 Plan

The 2005 Plan permits the grant of:

•	restricted stock;

•	authorization to purchase restricted stock; and

•	performance shares.

Shares Covered by the 2005 Plan; Limit on Awards

The 2005 Plan permits the granting of awards covering 250,000 shares of Company common stock (“Common Shares”). The Common Shares may be either authorized but unissued Common Shares or Common Shares purchased on the open market. Any shares that are reserved for performance shares that lapse, expire or are forfeited, and any unvested shares of restricted stock that are reacquired by the Company, may be available for subsequent awards under the 2005 Plan.

Restricted Stock Awards

Under the 2005 Plan, the Committee may award Common Shares as restricted stock. The terms of the particular award would be set forth in a Stock Restriction Agreement authorized by the Committee. There would be a restriction period during which transfer of the Common Shares would be limited. The award could also be subject to vesting, with unvested Common Shares subject to forfeiture in the event the recipient ceases to remain in the employ of the Company prior to vesting. If the recipient’s employment terminates during the vesting period, the recipient would be required to return the unvested Common Shares to the Company. However, the Committee may provide complete or partial exceptions to this requirement, as it deems equitable. Vesting can be accelerated in certain circumstances. The recipient could not dispose of the Common Shares prior to the expiration of the restriction period. During this period, the recipient would be entitled to vote the Common Shares and, at the discretion of the Committee, receive dividends. Each certificate would bear a legend giving notice of the restrictions in the grant.

Under the 2005 Plan, the Committee also may authorize the sale of Common Shares to the employee in lieu of a grant, which Common Shares would be subject to a Stock Restriction Agreement with such conditions as may be authorized by the Committee.

Performance Shares and Goals

Performance shares are rights to receive cash or Common Shares (or a combination of cash and Common Shares), as determined by the Committee, on the achievement of certain performance goals over a specified performance period.

The Committee determines the performance objectives of awards of performance shares. Performance objectives may vary for participants and groups of participants and are based on the performance goals that the Committee deems appropriate. The performance period and goals will be determined by the Committee prior to or reasonably promptly after the commencement of any performance period, but no later than the earlier of (i) ninety days after the commencement of the performance period or (ii) the day prior to the date on which 25 percent of the performance period has elapsed.

Performance goals may be expressed in terms of any of the following business criteria: net income; earnings per share; operating income; operating cash flow; earnings before income taxes and depreciation; earnings before interest, taxes, depreciation and amortization; increases in operating margins; reductions in operating expenses; sales growth in sales or return on sales; total stockholder return; return on equity; return on total capital; return on invested capital; return on assets; economic value added; cost reductions and savings; increase in surplus; and productivity improvements.

A performance goal may also be based on an executive’s attainment of personal objectives with respect to the foregoing criteria or other criteria such as growth and profitability, customer satisfaction, leadership effectiveness, business development, negotiating transactions and sales or developing long-term business goals. Performance goals may be measured on a periodic, annual, cumulative or average basis and may be established on a corporate-wide basis or established with respect to one or more operating units, divisions, subsidiaries, acquired businesses, minority investments, partnerships or joint ventures.

Following the completion of each performance period, the Committee will certify in writing as to whether the performance goals and other material terms of the performance award have been achieved or met. Unless the Committee determines otherwise, performance awards will not be settled until the Committee has made this certification.

The Committee may reduce or eliminate performance awards for any employee for any reason. To the extent necessary to preserve the intended economic effects of the 2005 Plan, the Committee may also adjust the performance objectives or awards to take into account: (i) a change in corporate capitalization, (ii) a corporate transaction, (iii) a partial or complete liquidation of the Company or a subsidiary or (iv) a change in accounting or other relevant rules or regulations; provided, however, that no such adjustment may be made if it would cause the awards to fail to qualify as performance-based.

The Committee may structure the performance share awards as restricted stock units or any substantially similar instrument evidencing the right to receive a share of stock, or a cash payment equal to the fair market value of a share of stock, at some future date upon the lapse of the applicable restrictions established by the Committee or upon the satisfaction of any applicable performance goals established by the Committee hereunder.

Benefit Recapture

To the extent provided in a recipient’s particular Award agreement, the 2005 Plan provides that if a recipient terminates employment and becomes employed by a competitor of the Company within a year after the date of the receipt of any Award, the recipient is to pay to the Company an amount equal to the value of the Award measured by the amount reported as taxable compensation to the recipient by the Company for federal income tax purposes, without regard to any subsequent fluctuation in the market price of the shares of Common Stock of the Company. The grant of Awards is subject to the satisfaction of the following by the recipient: (i) the recipient is to refrain from engaging in any activity that in the opinion of the Board of Directors is competitive with any activity of the Company, (ii) the recipient is to refrain from otherwise acting in a manner inimical or in any way contrary to the best interests of the Company, and (iii) the recipient is to furnish the Company such information with respect to the satisfaction of the foregoing as the Board of Directors may reasonably request.

Amendment or Termination of the 2005 Plan

The Board of Directors may at any time and from time to time modify or amend the 2005 Plan in any respect. The termination or any modification or amendment of the 2005 Plan shall not, without the consent of a recipient of any award, affect such recipient’s rights under any award previously granted. With the consent of the affected participant except where consent is not required under the 2005 Plan, the Board of Directors may amend outstanding award agreements relating to any award in a manner not inconsistent with the 2005 Plan. The Board of Directors hereby reserves the right to amend or modify the terms and provisions of the 2005 Plan and of any outstanding awards to the extent necessary to qualify any or all awards under the 2005 Plan for such favorable federal income tax treatment (including deferral of taxation upon exercise) as may be afforded under any applicable provisions of the Code at the time or to avoid any penalties thereunder, including any amendments that may be required under Section 409A of the Code in respect of deferred compensation. However, no amendment shall, without the affirmative vote of a majority of the Company’s shares present or represented at any meeting of the Company’s stockholders, (a) alter the group of persons eligible to participate in the 2005 Plan, or (b) except with respect to a recapitalization or a Reorganization increase the maximum number of Company Shares that are available for awards under the 2005 Plan.

Effective Date and Expiration

If approved by stockholders, the 2005 Plan will be deemed to have become effective upon such approval and will terminate upon the earlier of the tenth anniversary thereof or the date on which all of the shares available for issuance under the 2005 Plan have been issued pursuant to any awards. No award may be made under the 2005 Plan after its expiration date, but awards made prior thereto may extend beyond that date.

U.S. Federal Income Tax Consequences

Performance Share Awards. The grant of a Performance Share Award would not result in income for the grantee or a deduction for the Company. Upon the receipt of shares or cash under a Performance Share Award, the grantee would recognize ordinary income and the Company would be entitled to a deduction measured by the fair market value of the shares plus any cash received. Income tax withholding would be required.

Restricted Stock Awards. Recipients of Restricted Stock Awards under the 2005 Plan are required to make elections under Section 83(b) of the Code, causing the value of the Awards to constitute compensation taxable as ordinary income (and subject to income tax withholding) to the participant at the time the Award is granted in an amount equal to the fair market value of the Common Shares that are the subject of the Award, in excess of the purchase price, if any, paid in respect thereof. If the applicable holding period is satisfied, any gain or loss on a subsequent disposition of the Common Shares will be capital gain or loss. Generally, the Company will be entitled to a corresponding federal income tax deduction in an amount equal to the ordinary income which the recipient has recognized but will receive no deduction for any subsequent appreciation during or after the restriction period when the shares are disposed of in a taxable transaction. In addition, dividends paid during or after the restriction period will be taxable as dividends when paid to the participant and the amount thereof will not be deductible by the Company. The deductibility by the Company of amounts recognized as ordinary income by participants with respect to Restricted Stock Awards may be limited under certain provisions of the Internal Revenue Code, including the $1 million deduction limit per executive under Section 162(m) and the limit with respect to certain payments in connection with certain changes in control under Section 280G of the Internal Revenue Code.

Section 409A of the Internal Revenue Code (“Section 409A”) has significantly altered the federal income tax rules governing nonqualified deferred compensation plans. It is not presently contemplated that the 2005 Plan will be operated in a manner that would cause Awards to be treated as deferred compensation under Section 409A. However, if additional guidance anticipated from the Internal Revenue Service suggests that an amendment of the 2005 Plan to comply with Section 409A is appropriate, then, subject to the restrictions described under “Amendment or Termination of the 2005 Plan” above, the Board of Directors will amend the 2005 Plan to comply and does not intend to seek shareholder approval of any such amendment.

New Plan Benefits

If the stockholders approve the 2005 Plan at the Annual Meeting, the Compensation Committee of the Board of Directors intends to consider and grant restricted stock awards to executive officers and other employees of the Company promptly following the meeting. The Compensation Committee has not finalized the amount of any such awards at this time; however, it is anticipated that the total number of shares of restricted stock to be awarded will be in range of 25,000 to 30,000 shares in the aggregate. The Company anticipates that the Compensation Committee will then consider additional awards of restricted stock to employees of the Company at the end of fiscal year 2005.

Vote Required

The affirmative vote of a majority of the shares represented at the Annual Meeting and entitled to vote is required to approve the 2005 Plan.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF THE 2005 RESTRICTED STOCK AND INCENTIVE PLAN.

INFORMATION CONCERNING INDEPENDENT AUDITORS

PricewaterhouseCoopers LLP has audited the Company’s accounts since 2002. The Audit Committee has appointed PricewaterhouseCoopers LLP to be the Company’s independent auditors for 2005.

The services provided by PricewaterhouseCoopers LLP in 2005 will include, in addition to performing the consolidated audit, audits of certain domestic and foreign subsidiaries; review of quarterly reports; issuance of letters to underwriters in connection with registration statements, if any, the Company may file with the SEC and consultation on accounting, financial reporting, tax and related matters. Representatives of PricewaterhouseCoopers LLP will be at the meeting, will have an opportunity to make a statement, and will be available to respond to questions.

Audit Firm Fee Summary for the year ended December 31,

	2004	2003
	Pricewaterhouse Coopers LLP	Pricewaterhouse Coopers LLP
Audit Fees	$296,650	$269,000
Audit Related Fees		—
Tax Fees		—
All Other Fees	—	—

Total Fees	$296,650	$269,000

In accordance with procedures set forth in the Audit Committee charter, the Committee pre-approved all engagements regarding auditing services and permitted non-auditing services.

PERFORMANCE GRAPH

The graph set forth below compares the cumulative total stockholder return on the Company’s Common Stock from December 31, 1999 through December 31, 2004 with the cumulative total return of the Standard and Poor’s 500 Index, the NASDAQ Telecommunications Index, and the common stock of a peer group of companies identified in the C.A. Turner Utility Reports on “small telephone companies.” In the March 2005 report these telephone companies are: CT Communications, Inc., D&E Communications, Inc., Hector Communications Corp., Hickory Tech Corp., North Pittsburgh Sys, Inc., Surewest Communications Company, US LEC Corp., and Warwick Valley Telephone Company (“The Peer Group Index”). Prior years’ peer group also included Ntelos, Inc. which filed for Chapter 11 bankruptcy protection in 2003. The comparative data assumes $100.00 was invested on December 31, 1999 in the Common Stock and in each of the indices referred to above and assumes that dividends, if any, were reinvested.

*	$100 invested on 12/31/99 in stock or index-including reinvestment of dividends. Fiscal year ending December 31.

Copyright	© 2002, Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. All rights reserved.
www.researchdatagroup.com/S&P.htm

Other Corporate Governance Matters

To communicate with the Audit Committee regarding issues or complaints about questionable accounting, internal accounting controls or auditing matters, contact the Audit Committee by writing to “Audit Committee, Atlantic Tele-Network, Inc., 9719 Estate Thomas, St. Thomas, VI 00802-2623.”

To send communications to the Board of Directors or to individual members of our Board, stockholders should write to “Board of Directors, Atlantic Tele-Network, Inc., 9719 Estate Thomas, VI 00802-2623.”

The Company has adopted a code of ethics that applies to its chief executive officer, chief financial officer, chief accounting officer, controller and other employees. The code of ethics was filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ending December 31, 2003.

Availability of Financial and Other Information

The Company’s Annual Report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K are available on the Company website, www.atni.com. These filings and other SEC filings, including the Company’s proxy statement, are available to the public over the Internet at the SEC’s website, www.sec.gov.

A copy of these filings and the Company’s Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2004, including the financial statements, the financial statement schedules, and a list briefly describing all the exhibits not contained in the Annual Report and instructions on how to obtain those exhibits from the Company, may be obtained, at no cost, by writing the Company at the following address: Chief Financial Officer, Atlantic Tele-Network, Inc., 9719 Estate Thomas, St. Thomas, VI 00802-2623. Telephone (340) 777-8000.

The Company’s Annual Report for the year ended December 31, 2004, is being mailed to stockholders with this proxy statement, but the Annual Report is not incorporated in this proxy statement and is not deemed to be part of the proxy soliciting material.

Other Business

The Company does not know of any other matters that will be presented at this meeting. However, if other business does come before the meeting, each person named in the proxy will vote such proxy in accordance with his or her respective judgment on such matters. Minutes of the last Annual Meeting of Stockholders will be approved. Management’s reports will be heard and received.

STOCKHOLDER PROPOSALS FOR 2006 ANNUAL MEETING

All suggestions from stockholders are given careful attention. Proposals intended for consideration at next year’s Annual Meeting of Stockholders should be sent to the Company’s Secretary at 9719 Estate Thomas, St. Thomas, VI 00802-2623 and must be received by December 15, 2005, to be included in the Company’s proxy materials for that meeting. Such proposals may be included in next year’s proxy materials if they comply with certain rules and regulations promulgated by the SEC. A stockholder who wishes to make a proposal at the 2006 Annual Meeting, but does not wish to have the proposal included in the proxy statement for that meeting, must give notice of the proposal to the Secretary of the Company no later than February 28, 2006 in order for the notice to be considered timely under Rule 14a-4(c) of the Securities and Exchange Commission.

By Order of the Board of Directors,

DOUGLAS J. MINSTER

Secretary

April 14, 2005

APPENDIX A

ATLANTIC TELE-NETWORK, INC.

2005 RESTRICTED STOCK AND INCENTIVE PLAN

SECTION 1. General

1.1 Purpose. The purpose of the 2005 Restricted Stock and Incentive Plan (the “Plan”) is to secure for Atlantic Tele-Network, Inc. (the “Company”), and any parent or subsidiaries of the Company (each, a “Related Corporation”) the benefits arising from capital stock ownership by those employees and officers of the Company and any Related Corporation responsible for the Company’s future growth and continued success.

1.2 Menu of Stock Incentives. The Plan provides a means whereby officers and employees of the Company and any Related Corporation may be granted:

(i)	stock in the Company upon the achievement of certain Performance Objectives (“Performance Shares”);

(ii)	stock in the Company, or the right to make direct purchases thereof, which grant or purchase may be subject to specified restrictions (“Restricted Stock”).

Each grant of Performance Shares and Restricted Stock, including the right to purchase Restricted Stock, is referred to as an “Award.” The document, if any, pursuant to which an Award is granted or by which an Award is governed, is referred to as an “Award Agreement,” which term includes any Stock Restriction Agreement and all other agreements provided for hereunder. In the absence of an explicit provision in any Award Agreement overriding a default provision of this Plan, the provision of this Plan shall apply.

1.3 Shares Subject to the Plan. The stock offered under the Plan consists of shares of the Company’s common stock, par value $.01 per share (“Common Stock”). The maximum number of shares in respect of which Awards may be granted pursuant to the Plan shall not exceed, in the aggregate, 250,000 shares (the “Plan Limit”). Plan shares may be authorized and unissued shares or may be treasury shares. The share limits provided for herein are subject to adjustment as provided in Sections 9 and 10. If the Performance Objectives for an Award of Performance Shares are not satisfied, or if the Company reacquires any unvested shares issued pursuant to Restricted Stock Awards, the unpurchased shares subject thereto, and any unvested shares so reacquired or not earned, shall again be available for subsequent Awards under the Plan.

1.4 Additional Definitions. For purposes of this Plan, the following terms have the indicated definitions:

“Participants” are all officers and employees of the Company and any Related Corporation selected by the Board of Directors as eligible to receive Awards.

“Code” refers to the Internal Revenue Code of 1986, as amended from time to time and the applicable U.S. Treasury Department regulations promulgated thereunder (and such regulations are sometimes cited as “Treas. Reg.”).

“Parent” and “subsidiary” mean “parent corporation” and “subsidiary corporation” as those terms are defined in Section 424 of the Code.

“Registered Shares” refers to any class of stock registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

“Covered Employees” of the Company are those employees of the Company described in Section 162(m)(3) of the Code if the Company is otherwise subject to Section 162(m) of the Code.

1.5 Fair Market Value. For purposes of this Plan, “Fair Market Value” shall be determined as of the last business day for which prices or quotes are available prior to the date such Award is granted and shall mean on such date, (i) the average of the high and low prices of the Common Stock on the principal national securities exchange on which the Common Stock is traded, if such Common Stock is then traded on a national securities exchange, (ii) the last reported sale price of the Common Stock on the NASDAQ Stock Market if the Common Stock is not then traded on a national securities exchange or (iii) the closing bid price (or average of bid prices) last quoted by an established quotation service for over-the-counter securities, if the Common Stock is not reported on the NASDAQ Stock Market.

SECTION 2. Administration

2.1 Board of Directors. The Plan is administered by the Board of Directors of the Company whose construction and interpretation of the terms and provisions hereof, and of any Award Agreement, shall be final and conclusive. The Board of Directors may in its sole discretion grant Performance Share Awards, Restricted Stock Awards, and authorization to make purchases of Restricted Stock, all as provided in the Plan. The Board of Directors shall construe the Plan and Award Agreements, prescribe, amend and rescind rules and regulations relating to the Plan, determine the terms and provisions of all Award Agreements, which need not be identical, and make all other determinations in the judgment of the Board of Directors necessary or desirable for the administration of the Plan. Stock issued pursuant to the Plan may be subject to such restrictions on transfer, vesting, repurchase rights or other restrictions as shall be determined by the Board of Directors, which may also establish circumstances under which such conditions may be waived, including acceleration of vesting in the event of a change in control or in other circumstances as reflected in a particular Stock Restriction Agreement. The Board of Directors may correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any Award Agreement in order to carry out the intentions of the Plan and it shall be the sole and final judge of such intentions. No director shall be liable for any action taken or determination made in good faith. Any director to whom an Award is granted shall be ineligible to vote upon his or her Award, but Awards may be granted any such director by a vote of the remainder of the directors, except as limited herein.

2.2 Plan Committee. The Board of Directors may delegate any or all of its powers under the Plan to a Compensation Committee or other Committee (the “Committee”) appointed by the Board of Directors consisting of at least two members of the Board of Directors. The members of the Committee shall at all times be: (i) “outside directors” as such term is defined in Treas. Reg. § 1.162-27(e)(3) (or any successor regulation); and (ii) “non-employee directors” within the meaning of Rule 16b-3 (or any successor rule) under the Exchange Act, as such terms are interpreted from time to time. If the Committee is so appointed, all references to the Board of Directors herein shall mean and relate to such Committee, unless the context otherwise requires.

2.3 Compliance with Section 162(m) of the Code. Section 162(m) of the Code generally limits the tax deductibility to publicly held companies of compensation in excess of $1,000,000 paid to certain Covered Employees. As long as the Company is subject to Section 162(m) of the Code, it is the Company’s intention to preserve the deductibility of such compensation to the extent it is reasonably practicable and to the extent it is consistent with the Company’s compensation objectives. If the Company is subject to Section 162(m) of the Code, in order for the full value of an Award granted to Covered Employees to be deductible by the Company for federal income tax purposes, the Company may intend for such Awards to be treated as “qualified performance-based compensation” as described in Treas. Reg. §1.162-27(e) (or any successor regulation). If at any time the Code or Treasury Regulations permit a safe-harbor for performance shares or restricted stock that requires a maximum limitation of awards to a Covered Employee in any year, the maximum Award hereunder shall be ten percent of the aggregate shares available at the inception of this Plan, as may be adjusted by the application of Sections 9 or 10, or 25,000 shares absent any such adjustment.

SECTION 3. Eligibility

Awards of Performance Shares, Restricted Stock and authorization to make purchases of Restricted Stock may be granted to any Participant. The Board of Directors may take into consideration a Participant’s individual circumstances in determining whether to grant an Award or to authorize a purchase. Granting of any Award or approval of any purchase for an individual shall neither entitle that individual to, nor disqualify that individual from, participation in any other grant of Awards.

SECTION 4. Granting Awards

Awards may be granted under the Plan at any time after the Effective Date specified in Section 14 and prior to the tenth anniversary of the Effective Date. The date of grant of an Award under the Plan will be the date specified by the Board of Directors at the time it grants such Award; provided that such date shall not be prior to the date on which the Board of Directors takes such action. Awards may be granted alone or in addition to other grant of Awards under the Plan.

SECTION 5. Special Provisions Applicable to Restricted Stock Awards

5.1 Grants of Awards. The Board of Directors may grant a Participant a Restricted Stock Award subject to such terms and conditions as the Board of Directors deems appropriate, including, without limitation, the purchase price, if any, for shares of common stock, the period and conditions for vesting of such shares, and restrictions on the pledging, sale, assignment, transfer or other disposition of such shares and the requirement that the Participant forfeit all or a portion of such shares back to the Company, or to its designee, upon termination of employment as otherwise set forth in the applicable Award Agreement.

5.2 Conditions. Approval of Restricted Stock Awards shall be subject to the following conditions:

(a) Each Participant receiving a Restricted Stock Award shall enter into an agreement (a “Stock Restriction Agreement”) with the Company, if required by the Board of Directors, and in the form specified by the Board of Directors, agreeing to such terms and conditions of the Restricted Stock Award as the Board of Directors deems appropriate.

(b) Shares issued and transferred to a Participant pursuant to a Restricted Stock Award may, if required by the Board of Directors, be deposited with the Treasurer or other officer of the Company designated by the Board of Directors to be held until the lapse of the vesting and other restrictions upon such shares, and each Participant shall execute and deliver to the Company, from time to time, as requested, stock powers enabling the Company to exercise its rights hereunder.

(c) Certificates for shares issued pursuant to a Restricted Stock Award shall, if the Company deems it advisable, bear a legend to the effect that they are issued subject to specified restrictions.

(d) Certificates representing the shares issued pursuant to a Restricted Stock Award shall be registered in the name of the Participant and shall be owned by such Participant. Such Participant shall be the holder of record of such shares for all purposes, including voting and receipt of dividends paid with respect to such shares, except as may be limited pursuant to the Stock Restriction Agreement in respect of unvested shares.

5.3 Nontransferability. Prior to the lapse of restrictions as set out in a Participant Award Agreement, shares issued pursuant to a Restricted Stock Award may not be sold, assigned, transferred, alienated, commuted, anticipated or otherwise disposed of (except, subject to the provisions of the Participant’s Stock Restriction Agreement, by will or the laws of descent and distribution), or pledged or hypothecated as collateral for a loan or as security for the performance of any obligation (except to the Company if provided for in the Restricted Stock Agreement), or be otherwise encumbered, and are not subject to attachment, garnishment, execution or other legal or equitable process. Any attempt at action in contravention of this Section 5.3 shall be null and void. If any Participant should attempt to dispose of or encumber the Participant’s shares issued pursuant to a Restricted Stock Award prior to the lapse of the restrictions imposed on such shares, the Participant’s interest in such shares shall terminate and such shares shall be forfeited and revert to the Company.

SECTION 6. Special Provisions Applicable to Performance Shares

6.1 Performance Share Awards. The Board of Directors shall (i) determine and designate from time to time those Participants or groups of Participants to whom Awards of Performance Shares are to be made, (ii) determine the Performance Period and Performance Objectives applicable to such Awards, (iii) determine the form of settlement of a Performance Share and (iv) generally determine the terms and conditions of each such

Award subject to the provisions of the Plan. At any date, each Performance Share shall have a value equal to the Fair Market Value of a share of Common Stock at such date; provided that, the Board of Directors may limit the aggregate amount payable upon the settlement of any Award.

6.2 Performance Periods and Performance Objectives.

(a) The Board of Directors shall determine a Performance Period of not less than two nor more than five years with respect to the granting of Performance Shares. Performance Periods may overlap and Participants may participate simultaneously with respect to Performance Shares for which different Performance Periods are prescribed.

(b) The Board of Directors shall determine the Performance Objectives of Awards of Performance Shares. Performance Objectives may vary from Participant to Participant and between groups of Participants and shall be based upon such Performance Goals as the Board of Directors may deem appropriate. The Performance Objectives shall be established by the Board of Directors prior to, or reasonably promptly following the inception of, a Performance Period but, to the extent required by Section 162(m) of the Code with respect to a Covered Employee, by no later than the earlier of the date that is ninety days after the commencement of the Performance Period or the day prior to the date on which twenty-five percent of the Performance Period has elapsed.

(c) At the beginning of a Performance Period, the Board of Directors shall determine for each Participant or group of Participants the number of Performance Shares or the percentage of Performance Shares that shall be paid to the Participant or member of the group of Participants if Performance Objectives are met in whole or in part.

6.3 Certification and Payment.

(a) Following the completion of each Performance Period, the Board of Directors shall certify in writing, in accordance with the requirements of Section 162(m) of the Code to the extent applicable, whether the Performance Objective and other material terms for paying amounts in respect of each Performance Share Award related to that Performance Period have been achieved or met. Unless the Board of Directors determines otherwise, Performance Share Awards shall not be settled until the Board of Directors has made the certification specified under this Section 6.3(a).

(b) Each Award of a Performance Share shall be paid in whole shares of Common Stock, or cash, or a combination of Common Stock and cash either as a lump sum payment or in annual installments, all as the Board of Directors shall determine, with payment to commence as soon as practicable after the end of the relevant Performance Period but no earlier than following the determination made in Section 6.5 hereof. Subject to the terms of the applicable program, the Award may also be paid in shares of Common Stock or Restricted Stock.

(c) Performance Share Awards may be structured in the form of Restricted Stock Units or any substantially similar instrument evidencing the right to receive a share of Common Stock, or a cash payment equal to the Fair Market Value of a share of Common Stock, at some future date upon the lapse of the applicable restrictions established by the Board of Directors or upon the satisfaction of any applicable Performance Goals established by the Board of Directors hereunder. To the extent provided for by the Board of Directors, the rules applicable to Restricted Stock hereunder shall apply to Restricted Stock Units payable in Common Stock.

(d) With respect to Performance Shares that may be settled through the grant of Common Stock, a Participant shall not be granted Performance Shares for all of the Performance Periods commencing in a calendar year that permit the Participant to earn Common Stock covering more than the Share Limit in respect of such Participant. In addition, separate and apart from the limit in the previous sentence, with respect to Performance Share Awards to be settled in cash, a Participant shall not be granted Performance Share Awards for all of the Performance Periods commencing in a calendar year that permit the Participant in the aggregate to earn a cash payment in excess of the Fair Market Value of the Share Limit as of the first day of the first Performance Period commencing in such calendar year.

6.4 Adjustments.

(a) The Board of Directors is authorized at any time during or after a Performance Period to reduce or eliminate the Performance Share Award of any Participant for any reason, including, without limitation, changes in the position or duties of any Participant with the Participating Company during or after a Performance Period, whether due to any termination of employment (including death, disability, retirement, voluntary termination or termination with or without cause) or otherwise. In addition, to the extent necessary to preserve the intended economic effects of the Plan to the Company (or any Related Corporations) and the Participant, the Board of Directors shall adjust Performance Objectives, the Performance Share Awards or both to take into account: (i) a change in corporate capitalization, (ii) a corporate transaction, such as any merger of the Company or any subsidiary into another corporation, any consolidation of the Company or any subsidiary into another corporation, any separation of the Company or any subsidiary (including a spin-off or the distribution of stock or property of the Company or any subsidiary), any reorganization of the Company or any subsidiary or a large, special and non-recurring dividend paid or distributed by the Company (whether or not such reorganization comes within the definition of Section 368 of the Code), (iii) any partial or complete liquidation of the Company or any subsidiary or (iv) a change in accounting or other relevant rules or regulations (any adjustment pursuant to this Clause (iv) shall be subject to the timing requirements of the last sentence of the definition of Performance Goal set forth in the Plan); provided, however, that no adjustment hereunder shall be authorized or made if and to the extent that the Board of Directors determines that such authority or the making of such adjustment would cause the Performance Share Awards to fail to qualify as “qualified performance-based compensation” under Section 162(m) of the Code with respect to a particular Participant.

(b) If a Participant terminates service with all Related Corporations during a Performance Period because of death, total disability, normal retirement, or under other circumstances where the Board of Directors in its sole discretion finds that a waiver would be in the best interests of the Company, that Participant may, as determined by the Board of Directors, be entitled to an Award of Performance Shares at the end of the Performance Period based upon the extent to which the Performance Objectives were satisfied at the end of such period, which Award, in the discretion of the Board of Directors, may be maintained without change or reduced and prorated for the portion of the Performance Period during which the Participant was employed by any Participating Company; provided, however, the Board of Directors may provide for an earlier payment in settlement of such Performance Shares in such amount and under such terms and conditions as the Board of Directors deems appropriate or desirable, but only to the extent consistent with the requirements of Section 162(m) of the Code to the extent applicable in respect of such Participant. If a Participant terminates service with all Related Corporations during a Performance Period for any other reason, then such Participant shall not be entitled to any Award with respect to that Performance Period unless the Board of Directors shall otherwise determine.

6.5 Definitions Applicable to Performance Shares. For purposes of this Section 6, the following terms have the definitions indicated below:

“Performance Goals” means or may be expressed in terms of any of, but not limited to, the following business criteria: (i) net income, (ii) earnings per share, (iii) operating income, (iv) operating cash flow, (v) earnings before income taxes and depreciation, (vi) earnings before interest, taxes, depreciation and amortization, (vii) operating margins (viii) reductions in operating expenses, (ix) sales or return on sales (x) total stockholder return (xi) return on equity, (xii) return on total capital, (xiii) return on invested capital, (xiv) return on assets, (xv) economic value added, (xvi) cost reductions and savings, (xvii) increase in surplus, (xviii) productivity improvements, (xix) an executive’s attainment of personal objectives with respect to any of the foregoing criteria or other criteria such as growth and profitability, customer satisfaction, leadership effectiveness, business development, negotiating transactions and sales or developing long term business goals. A Performance Goal may be measured over a Performance Period on a periodic, annual, cumulative or average basis and may be established on a corporate-wide basis or established with respect to one or more operating units, divisions, subsidiaries, acquired businesses, minority investments, partnerships or joint ventures. Unless otherwise determined by the Board of Directors, the Performance Goals will be determined using GAAP consistently applied during a Performance Period to the extent relevant.

“Performance Objective” means the level or levels of performance required to be attained with respect to specified Performance Goals for a Participant to become entitled to specified Performance Shares.

“Performance Period” means the period, expressed in months or years, designated by the Board of Directors during which performance will be measured in order to determine a Participant’s entitlement to receive payment of Performance Shares.

SECTION 7. Effect of Termination of Employment or Death

7.1 Termination Generally. If a Participant ceases to be employed by the Company or a Related Corporation for any reason, including retirement but other than death, any Award that has not vested under the Plan shall immediately terminate, including the right to purchase shares of Restricted Stock, subject to the terms of the applicable Award Agreement.

7.2 Effect of Termination of Employment or Death on Restricted Stock Awards. Unless otherwise provided in the applicable Stock Restriction Agreement, if, prior to the lapse of restrictions applicable to the Restricted Stock Award, the Participant ceases to be an employee of the Company or the Related Companies for any reason, or in the case of a Participant that is not an employee, such Participant’s relationship with the Company terminates, the Restricted Stock Awards to such Participant as to which vesting restrictions have not lapsed, shall be forfeited to the Company, effective on the date of the Participant’s termination of employment or the termination of such relationship. The Board of Directors shall have the sole power to decide in each case (a) what number of shares have vested and (b) to what extent leaves of absence shall be deemed a termination of employment.

7.3 Forfeiture of Gains on Exercise. To the extent provided in a Participant’s Award Agreement, if a Participant terminates employment in breach of any covenants and conditions subsequent set forth in this Section 7.4 and becomes employed by a competitor of the Company within one year after the date of the receipt of any Award, including the purchase of any Restricted Stock, the Participant shall pay to the Company an amount equal to the value of the Award measured by the amount reported as taxable compensation to the Participant by the Company for federal income tax purposes, and in each case without regard to any subsequent fluctuation in the market price of the shares of Common Stock of the Company. Any such amount due hereunder shall be paid by the Participant within thirty days of becoming employed by a competitor. By accepting an Award, including the purchase of any Restricted Stock hereunder, the Participant is authorizing the Company to withhold, to the extent permitted by law, the amount owed to the Company hereunder from any amounts that the Company may owe to the Participant in any capacity whatsoever. For purposes of this Section 7.4, the receipt of any Award, including the purchase of any Restricted Stock, shall be subject to the satisfaction of the following conditions subsequent by the Participant: (i) the Participant shall refrain from engaging in any activity that in the opinion of the Board of Directors is competitive with any activity of the Company or any Related Corporation, excluding any activity undertaken upon the written approval or request of the Company, (ii) the Participant shall refrain from otherwise acting in a manner inimical or in any way contrary to the best interests of the Company, and (iii) the Participant shall furnish the Company such information with respect to the satisfaction of the foregoing conditions subsequent as the Board of Directors shall reasonably request.

7.4 Applicable Award Agreement. The Board of Directors may vary the terms set forth in Sections 7.1, 7.2 and 7.3 by providing for different provisions in the applicable Stock Restriction Agreement or other Award Agreement.

SECTION 8. Requirements of Law

8.1 Violations of Law. No shares shall be issued and delivered pursuant to any Award or the payment for any Restricted Stock, unless and until, in the opinion of counsel for the Company, any applicable registration requirements of the Securities Act of 1933, as amended, any applicable listing requirements of any national securities exchange on which stock of the same class is then listed, and any other requirements of law or of any regulatory bodies having jurisdiction over such issuance and delivery, shall have been fully complied with. Each Participant by accepting an Award agrees to represent, and agree in writing, for himself or herself and for such Participant’s transferees by will or the laws of descent and distribution, that the Common Stock is being acquired for investment and to such other representations as may be required by the Company to qualify for exemption from registration of such securities or to otherwise comply with law. The requirement for any such representation may be waived by the Board of Directors.

8.2 Compliance with Rule 16b-3. If the Company has Registered Shares, the intent of this Plan is to qualify for the exemption provided by Rule 16b-3 under the Exchange Act. To the extent any provision of the Plan does not comply with the requirements of Rule 16b-3, it shall be deemed inoperative to the extent permitted by law and deemed advisable by the Board of Directors and shall not affect the validity of the Plan. In the event Rule 16b-3 is revised or replaced, the Board of Directors may exercise discretion to modify this Plan in any respect necessary to satisfy the requirements of the revised exemption or its replacement.

SECTION 9. Recapitalization

In the event that dividends are payable in Common Stock of the Company or in the event there are splits, sub-divisions or combinations of shares of Common Stock of the Company, the number of shares remaining available under the Plan in the aggregate shall be increased or decreased proportionately, as the case may be, and, subject to the discretion of the Board of Directors the number of shares deliverable upon the exercise after the record date thereof of any Award previously granted may be increased or decreased proportionately, as the case may be, without change in the aggregate purchase price and/or (b) the number of Performance Shares issuable at the end of a Performance Period ending thereafter may be increased or decreased proportionately.

SECTION 10. Reorganization

In case the Company is merged or consolidated with another corporation and the Company is not the surviving corporation, or, in case substantially all the property or stock of the Company is acquired by any other corporation, or in case of a reorganization or liquidation of the Company, (x) the Board of Directors of the Company may, in its sole discretion, or (y) if the Board of Directors has not acted, the board of directors of any corporation assuming the obligations of the Company hereunder, shall, as to outstanding Awards, either (i) make appropriate provision for the protection of any such outstanding Awards by the substitution on an equitable basis of appropriate stock of the Company or of the merged, consolidated or otherwise reorganized corporation that will be issuable in respect of the shares of Common Stock of the Company, provided only that the excess of the aggregate Fair Market Value of the shares subject to the Awards immediately after such substitution over the purchase price thereof is not more than the excess of the aggregate Fair Market Value of the shares subject to such Awards immediately before such substitution over the purchase price thereof, (ii) upon written notice to the Participants, provide that all unexercised Awards must be exercised within a specified number of days of the date of such notice or such Awards will be terminated, or (iii) upon written notice to the Participants, provide that the Company or the merged, consolidated or otherwise reorganized corporation shall have the right, upon the effective date of any such merger, consolidation, sale of assets or reorganization, to purchase all Awards held by each Participant and unexercised as of that date at an amount equal to the aggregate Fair Market Value on such date of the shares subject to the Awards held by such Participant over the aggregate purchase price therefor, such amount to be paid in cash or, if stock of the merged, consolidated or otherwise reorganized corporation is issuable in respect of the shares of the Common Stock of the Company, then, in the discretion of the Board of Directors, in stock of such merged, consolidated or otherwise reorganized corporation equal in fair market value to the aforesaid amount. In any such case the Board of Directors shall, in good faith, determine fair market value and may, in its discretion, advance the lapse of any waiting or installment periods and exercise dates.

SECTION 11. No Special Employment Rights

(a) Except as may otherwise be excused by the Board of Directors, a Participant that is an employee, by the receipt of an Award, including the purchase of Restricted Stock, agrees to remain in the employ of the Company, unless earlier terminated by the Company or by the Participant by reason of death, disability or retirement of the Participant.

(b) Nothing contained in the Plan or in any Award Agreement shall confer upon any Participant receiving a grant of any Award any right with respect to the continuation of the Participant’s employment by, or other relationship with, the Company (or any Related Corporation) or interfere in any way with the right of the Company (or any Related Corporation), subject to the terms of any employment agreement to the contrary, at any time to terminate such employment, or such relationship, or to increase or decrease the compensation of the Participant from the rate in existence at the time of the grant of any Award. (Whether an authorized leave of absence, or absence in military or government service, shall constitute termination of employment shall be determined by the Board of Directors.)

SECTION 12. Amendment of the Plan

The Board of Directors may at any time and from time to time modify or amend the Plan in any respect. The termination or any modification or amendment of the Plan shall not, without the consent of a recipient of any Award, affect such Participant’s rights under any Award previously granted. With the consent of the affected Participant except where consent is not required under the Plan, the Board of Directors may amend outstanding Award Agreements relating to any Award in a manner not inconsistent with the Plan. The Board of Directors hereby reserves the right to amend or modify the terms and provisions of the Plan and of any outstanding Awards to the extent necessary to qualify any or all Awards under the Plan for such favorable federal income tax treatment (including deferral of taxation upon exercise) as may be afforded under any applicable provisions of the Code at the time or to avoid any penalties thereunder, including any amendments that may be required under Section 409A of the Code in respect of deferred compensation. However, no amendment shall, without an affirmative vote of a majority of the Company’s shares present or represented at any meeting of the Company’s stockholders, (a) alter the group of persons eligible to participate in the Plan, or (b) except as provided in Sections 9 or 10 increase the maximum number of shares of Stock that are available for Awards under the Plan.

SECTION 13. Withholding

The Company’s obligation to deliver shares of Restricted Stock or Performance Shares or of Common Stock upon the granting of any Award shall be subject to the satisfaction by the Participant of all applicable federal, state and local income and employment tax withholding requirements. Subject in particular cases to the disapproval of the Board of Directors, the Company may accept shares of stock of equivalent Fair Market Value (as determined in accordance with Section 1.5) in payment of any such withholding tax obligations if the Participant elects to make payment in such manner. The Participant shall make an election under Section 83(b) of the Code with respect to any Restricted Stock Award unless the making of such election is excused in writing by the Company and in any such case, only upon an undertaking, in form and substance satisfactory to the Company, by the Participant to pay, and permit the Company to withhold, taxes due upon issuance, vesting or other circumstance.

SECTION 14. Effective Date and Duration of the Plan

14.1 Effective Date. The Plan shall become effective when approved by the Company’s stockholders (the “Effective Date”). Subject to such limitations, Awards may be granted under the Plan at any time after the Effective Date and before the date fixed herein for termination of the Plan.

14.2 Duration. Unless sooner terminated in accordance with Section 12 hereof, the Plan shall terminate upon the earlier of (i) the tenth anniversary of the date of its Effective Date or (ii) the date on which all shares available for issuance under the Plan shall have been issued pursuant to any Awards. If the date of termination is determined under (i) above, then Awards outstanding on such date shall continue to have force and effect in accordance with the provisions of the Award Agreement evidencing such Awards.

SECTION 15. Governing Law

The Plan and all actions taken thereunder shall be governed by the laws of the State of Delaware.

Adopted by action of the Board of Directors

on the 11th day of March, 2005.

ATLANTIC TELE-NETWORK, INC.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 18, 2005

The undersigned hereby appoints Cornelius B. Prior, Jr. and Martin Budd, and each of them as Proxies, with full power of substitution, and hereby authorizes them to represent and to vote, as directed below, all shares of Common Stock of Atlantic Tele-Network, Inc. held of record by the undersigned on April 8, 2005, at the Annual Meeting of Stockholders to be held on May 18, 2005 or any adjournments thereof, according to the number of votes the undersigned would be entitled to vote if personally present, on the matters set forth in the notice and Proxy Statement dated April 14, 2005 and in accordance with their discretion on any other matters that may properly come before the meeting or any adjournments thereof. This Proxy is revocable, and the undersigned reserves the right to attend and vote in person. The undersigned hereby acknowledges receipt of the Notice and Proxy Statement, dated April 14, 2005, and the Annual Report to Stockholders for 2004.

(Continued on reverse side)

ATLANTIC TELE-NETWORK, INC.

P.O. BOX 11092

NEW YORK, N.Y. 10203-0092

☐	ê DETACH PROXY CARD HERE ê

PLEASE FILL IN, DATE, SIGN AND RETURN THIS PROXY IN THE ACCOMPANYING ENVELOPE. NO POSTAGE IS REQUIRED IF RETURNED IN THE ACCOMPANYING ENVELOPE AND MAILED IN THE UNITED STATES.	☒ Votes MUST be indicated (x) in Black or Blue ink.

THE SAID PROXIES DIRECTED TO VOTE AS FOLLOWS ON THE FOLLOWING PROPOSALS:
1. ELECTION OF DIRECTORS.

FOR all nominees listed below	☐	WITHHOLD AUTHORITY to vote for all nominees listed below	☐	EXCEPTIONS* (as marked to the contrary below)	☐

THE SHARES COVERED BY THIS PROXY WILL BE VOTED AS SPECIFIED.

IF NO SPECIFICATION IS MADE, THE PROXY WILL BE VOTED FOR THE

ELECTION OF THE NOMINEES LISTED. IN ITEM 1 BELOW AND FOR APPROVAL

OF THE 2005 RESTRICTED STOCK AND INCENTIVE PLAN LISTED IN ITEM 2 BELOW.

Ernst A. Burri, Cornelius B. Prior, Jr., Charles J. Roesslein and Henry U. Wheatley

INSTRUCTION: To withhold authority to vote for any individual nominee mark the “Exceptions” box and write that nominee’s name on the space provided below.

*EXCEPTIONS

FOR AGAINST ABSTAIN
2. APPROVAL OF THE 2005 RESTRICTED STOCK AND INCENTIVE PLAN.						☐ ☐ ☐

SCAN LINE

Please sign exactly as your name appears on this Proxy. If acting as executor, as administrator, trustee, guardian, etc., you should so indicate when signing. If a corporation, please sign in the full corporate name, by duly authorized officer. If a partnership, please sign the full partnership name by authorized person. If shares are held jointly, each stockholder named should sign.
						Date Share Owner sign here	Co-Owner sign here